Exhibit 99.1

Phillips 66 Partners Increases
Quarterly Cash Distribution

HOUSTON, April 17, 2019 - Phillips 66 Partners LP (NYSE: PSXP) announces that the board of directors of its general partner declared a first-quarter 2019 cash distribution of $0.845 per common unit, an increase of one cent per common unit from the fourth quarter of 2018. This is the twenty-second consecutive quarterly distribution increase since Phillips 66 Partners’ initial public offering in 2013 and represents an 18% increase compared to the first quarter 2018 distribution. The quarterly distribution is payable May 14, 2019, to unitholders of record as of April 30, 2019.

Phillips 66 Partners is committed to a competitive and growing distribution that is balanced with strong coverage and leverage ratios. The Partnership’s strong financial position allows it to reward unitholders with increasing distributions while funding organic growth projects.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors)
832-765-2297
jeff.dietert@p66.com

or

Brent Shaw, (investors)
832-765-2297
brent.d.shaw@p66.com

or

Joe Gannon (media)
832-765-1850
joe.gannon@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.